Exhibit 99.1

      PRESS RELEASE

For Release:   Immediate

Contact:                Matt Pudlowski (314/877-7091) or Scott Monette (314/877-7113)

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2010

St. Louis, MO, July 19, 2010 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the period ended June 30, 2010.  Reported diluted earnings per share (EPS) were $.95 for the quarter and $2.98 for the nine months ended June 30, 2010 compared to $1.31 and $3.69 for the corresponding periods last year, including the effects of certain special items related to acquisitions, Post Foods transition and integration, goodwill impairment, and Ralcorp’s former investment in Vail Resorts, Inc. as follows:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Acquisition-related costs	$(.15)	$-	$(.15)	$-
Post Foods transition and integration costs	(.01)	(.15)	(.06)	(.31)
Goodwill impairment loss	-	-	(.23)	-
(Loss) gain on forward sale contracts	-	(.27)	-	.20
Gain on sale of securities	-	.31	-	.49
Equity in earnings of Vail Resorts, Inc.	-	.12	-	.17

Third quarter diluted EPS excluding these special items were $1.11 compared to $1.30 last year.

Other reported results for the quarter ended June 30, 2010 included:
•
Net sales decreased 3% from last year’s third quarter, primarily as a result of reduced net selling prices in several product categories due to product promotions, established pricing formulas, or competitors’ pricing actions, partially offset by incremental sales from recent acquisitions in the Snacks, Sauces & Spreads segment.

•	Total segment profit contribution was down 14% from a year ago, primarily due to unfavorable pricing variances, partially offset by lower overall raw material costs.
•
Earnings before income taxes and equity earnings were $79.4 million (compared to $105.7 million a year ago), including acquisition-related costs, Post transition and integration costs, the prior year loss on the Vail forward sale contracts, and the prior year gain on sale of Vail shares.

•
Net earnings were $53.0 million compared to $74.8 million last year (which had included $9.2 million of net gains and earnings related to Ralcorp’s former investment in Vail Resorts, net of taxes).  The third quarter of fiscal 2010 included discrete income tax adjustments based on the completion of prior year tax returns and assessments of uncertain tax positions, which reduced the current year provision by a total of $2.9 million.

•	Adjusted EBITDA (defined below) was $156.9 million compared to $171.0 million last year.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net Sales
Branded Cereal Products	$242.7	$264.8	$749.2	$800.5
Other Cereal Products	197.6	211.3	585.8	598.7
Snacks, Sauces & Spreads	359.9	355.8	1,067.4	979.5
Frozen Bakery Products	162.2	162.1	516.9	530.0
Total	$962.4	$994.0	$2,919.3	$2,908.7

Profit Contribution
Branded Cereal Products	$54.1	$68.3	$158.2	$177.0
Other Cereal Products	22.0	27.6	68.2	71.1
Snacks, Sauces & Spreads	35.9	35.6	123.9	89.6
Frozen Bakery Products	17.5	18.7	62.1	49.1
Total segment profit contribution	129.5	150.2	412.4	386.8
Interest expense, net	(24.7)	(23.0)	(75.1)	(72.9)
Restructuring charges	(.2)	(.1)	(1.0)	(.4)
Goodwill impairment loss	-	-	(20.5)	-
(Loss) gain on forward sale contracts	-	(24.5)	-	17.6
Gain on sale of securities	-	28.0	-	43.8
Acquisition-related costs	(12.8)	-	(13.1)	-
Post Foods transition and integration costs	(.7)	(13.2)	(5.5)	(28.1)
Stock-based compensation expense	(2.4)	(3.0)	(11.9)	(10.0)
Other unallocated corporate expenses	(9.3)	(8.7)	(26.5)	(21.8)
Earnings before Income Taxes
and Equity Earnings	$79.4	$105.7	$258.8	$315.0

Reconciliation of Adjusted EBITDA to Net Earnings
Adjusted EBITDA	$156.9	$171.0	$489.7	$461.3
Interest expense, net	(24.7)	(23.0)	(75.1)	(72.9)
Income taxes	(26.4)	(37.8)	(91.9)	(114.3)
Depreciation and amortization	(39.3)	(32.6)	(116.7)	(106.7)
Acquisition-related costs	(12.8)	-	(13.1)	-
Post Foods transition and integration costs	(.7)	(13.2)	(5.5)	(28.1)
Goodwill impairment loss	-	-	(20.5)	-
(Loss) gain on forward sale contracts	-	(24.5)	-	17.6
Gain on sale of securities	-	28.0	-	43.8
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	6.9	-	9.8
Net Earnings	$53.0	$74.8	$166.9	$210.5

Branded Cereals Products Segment Results
Net sales in the Branded Cereal Products segment (Post Foods) were down 8% for the third quarter.  The decrease from last year was driven by lower net selling prices due to increased product promotions.  Current year volume by weight was up 3% for the quarter.
The segment’s profit contribution decreased compared to the prior year third quarter primarily as a result of higher promotional spending, partially offset by favorable production costs and raw material costs (specifically wheat, corn, and oil ingredients) and by reduced spending for advertising.

Other Cereal Products Segment Results
Third quarter net sales in the Other Cereal Products segment were 6% lower than in the prior year.  The decrease was driven by the effects of cereal volume declines as a result of narrowing price gaps due to significant branded promotions in the category, as well as slightly unfavorable selling price variances (largely due to established pricing formulas with certain customers).  These decreases were partially offset by a 12% volume increase in nutritional bars.
The segment’s profit contribution decreased compared to the prior year third quarter as a result of the lower sales, higher production costs per unit, and an unfavorable product mix, partially offset by lower raw material and brokerage costs per unit.

Snacks, Sauces and Spreads Segment Results
For the three months ended June 30, 2010, net sales for the Snacks, Sauces & Spreads segment were up more than 1% as incremental sales from acquisitions were partially offset by small declines in the base business.  Cracker producers J.T. Bakeries and North American Baking were acquired at the end of May 2010.  Net sales of the base business were down slightly compared to last year’s third quarter as a result of selling price decreases and slightly lower overall volume partially offset by a favorable product mix.
The segment’s profit contribution was up slightly compared to last year’s third quarter as a result of profits from the recent business acquisitions.  The profit contribution for the base business was flat compared to the prior year as lower raw material and freight costs were offset by lower selling prices and higher production costs.  Raw material cost declines in the segment were driven by oils, peanuts, flour, fruit, and containers.

Frozen Bakery Products Segment Results
In the Frozen Bakery Products segment, net sales for the third quarter were flat as the effects of increased volume and a favorable sales mix were offset by the effects of lower pricing (largely in accordance with certain agreements regarding commodity cost adjustments in the foodservice and in-store bakery channels).
The segment’s profit contribution was down for the three months ended June 30, 2010 primarily as a result of lower pricing and an unfavorable profit mix, partially offset by favorable raw material costs driven by flour and packaging.

Special Items Related to Acquisitions, Post Foods, Goodwill Impairment, and Vail Resorts
The Company announced four acquisitions during the third quarter of fiscal 2010: J.T. Bakeries Inc. and North American Baking Ltd., both completed at the end of May 2010; Sepp’s Gourmet Foods Ltd., completed at the end of June 2010; and American Italian Pasta Company (AIPC), expected to be completed during the fourth quarter of fiscal 2010.  During the three months ended June 30, 2010, Ralcorp incurred $12.8 million of costs related to these acquisitions, primarily consisting of commitment and structuring fees for “bridge” financing for the AIPC transaction.
As planned, Ralcorp has continued to incur costs related to transitioning Post Foods into Ralcorp’s operations, albeit at a much lower level than in the prior year.  Costs relate to integration projects including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings.  While a portion of those costs are capitalized, the expense portion totaled $.7 million and $13.2 million in the three months ended June 30, 2010 and 2009, respectively.
The Company’s reporting units are tested for impairment in the fourth fiscal quarter, after the annual forecasting process.  These tests are updated quarterly as needed.  In March 2010, a goodwill impairment loss of $20.5 million was recognized in the Snacks, Sauces & Spreads segment related to the Linette chocolate reporting unit.  Factors culminating in the impairment included reduced sales to a major customer, the inability to quickly replace the lost volume, and changes in anticipated ingredient cost trends, leading to shortfalls in EBITDA (earnings before interest, income taxes, depreciation and amortization) relative to forecasts.  Estimated fair values of the reporting segment and its identifiable net assets were determined based on the best information available, including the results of valuation techniques such as EBITDA multiples and expected present value of future cash flows based on revised forecasts.
Prior year earnings were affected by changes in the fair value of the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (Vail), gains on the sale of its Vail shares, and equity method earnings from its investment in Vail.  Fair value adjustments on forward sale contracts resulted in a non-cash loss of $24.5 million for the quarter ended June 30, 2009.  The forward sale contracts were settled by the end of that quarter and all remaining shares of Vail common stock were sold during the remainder of fiscal 2009.  As of September 30, 2009, Ralcorp no longer owned any shares of Vail common stock.

Additional Information
The following measures do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude certain cash and non-cash income and expenses.  These measures should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP financial measures are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
•
Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc., goodwill impairment losses, acquisition-related costs, and Post Foods transition and integration costs.  Ralcorp presents Adjusted EBITDA because management believes it provides a more complete understanding of the factors and trends affecting the business than GAAP measures alone.  Ralcorp’s board of directors, management, and investors use Adjusted EBITDA to assess the Company’s performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization, and impairment), items largely outside the control of the management team (such as income taxes), significant unusual items (such as acquisition and integration costs), and items related to the Company’s former investment in Vail Resorts, Inc.

•
Diluted earnings per share excluding special items is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to acquisition-related costs, the Post Foods acquisition, goodwill impairment, and Ralcorp’s former investment in Vail Resorts, Inc. (as described above).

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended June 30, 2010, expected to be filed on or about August 5, 2010.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$962.4	$994.0	$2,919.3	$2,908.7
Cost of products sold	(717.1)	(720.2)	(2,134.8)	(2,129.2)
Gross Profit	245.3	273.8	784.5	779.5
Selling, general and administrative expenses	(141.0)	(148.5)	(429.1)	(452.6)
Interest expense, net	(24.7)	(23.0)	(75.1)	(72.9)
Restructuring charges	(.2)	(.1)	(1.0)	(.4)
Goodwill impairment loss	-	-	(20.5)	-
(Loss) gain on forward sale contracts	-	(24.5)	-	17.6
Gain on sale of securities	-	28.0	-	43.8
Earnings before Income Taxes
and Equity Earnings	79.4	105.7	258.8	315.0
Income taxes	(26.4)	(37.8)	(91.9)	(114.3)
Earnings before Equity Earnings	53.0	67.9	166.9	200.7
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	6.9	-	9.8
Net Earnings	$53.0	$74.8	$166.9	$210.5

Earnings per Share
Basic	$.97	$1.33	$3.02	$3.74
Diluted	$.95	$1.31	$2.98	$3.69

Weighted Average Shares
for Basic Earnings per Share	54,624	56,140	55,030	56,099
Dilutive effect of:
Stock options	290	406	323	455
Stock appreciation rights	393	136	325	141
Restricted stock awards	203	262	178	225
Weighted Average Shares
for Diluted Earnings per Share	55,510	56,944	55,856	56,920